UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 25, 2016

SCRIPSAMERICA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-54550	26-2598594
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1094 Main Avenue, Suite A, Clifton, NJ	07011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 957-7622

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01       Other Events

Financing Activities

On May 3, 2016, in its Form 8-K filing, Registrant discussed certain inter-related financing matters resulting from certain actions being taken by Express Scripts, Inc. (“ESI”). In summary, due to an investigation related to prescriptions written by a telemarketing doctor and filled by Registrant’s subsidiary, Main Avenue Pharmacy, Inc. (“Main Avenue”), Express Scripts, Inc., as the representative of the various health insurance carriers who paid for such prescriptions, was withholding approximately $3.55 million of funds owing to Main Avenue and indicated that it might demand reimbursement by Main Avenue. The actions being taken by ESI caused a technical default under the financing documents covering borrowings against Main Avenue’s accounts receivable, of which Main Avenue received notice from the lender on April 26, 2016.

Main Avenue received and filled prescriptions written by the doctor from the fourth quarter of 2014 (9/16/2014) through the first quarter of 2016 (1/30/2016), being most of the period that Main Avenue has been a subsidiary of the Registrant. In its notification on May 25, 2016, ESI has declared that the doctor did not have the requisite relationship with the patients for whom he wrote the prescriptions and that, accordingly, the prescriptions were not valid. In conclusion, ESI has indicated that it will not release any of the $3.55 million being held and, in addition, has demanded repayment of $12,155,159.97 almost all of which is due to the claimed “invalid Patient/Prescriber Relationship”. Finally, ESI has terminated Main Avenue’s Network Provider Agreement/Status.

Registrant’s Management is considering its options and potential responses.

Since receipt of the notice of default, on April 26, 2016, from the accounts receivable lender, Main Avenue has discontinued all new borrowings, has been seeking to develop a workout plan with the lender, and has implemented a repayment program which is already proceeding pending a mutually acceptable workout plan. Main Avenue continues with its business plan.

Of the $12,155,159.97, an estimated amount of $1 million came to Main Avenue from Medi Biotech and is being counterclaimed in the pending lawsuit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ScripsAmerica, Inc

Date: May 31, 2016	By: /s/ Brian Ettinger
Brian Ettinger
Chief Executive Officer